Exhibit 99.1

Venaxis Announces Termination of Proposed Transactions with
 Strand Life Sciences

CASTLE ROCK, Colo., March 14, 2016 /PRNewswire/ -- Venaxis®, Inc. (Nasdaq: APPY), announced today that Venaxis, Strand Life Sciences Private Limited (Strand LS) and its U.S. subsidiary Strand Genomics Inc. (SGI), have agreed to terminate the previously announced transactions between the companies.  On March 11, 2016, Venaxis, Strand LS and SGI entered into a Mutual Termination Agreement to terminate in full the Master Agreement between them.  The termination of the Master Agreement automatically caused a termination of the Asset Purchase Agreement between Venaxis and SGI, and each of the Share Sale Agreements and Investment Agreements between Venaxis and the Strand LS shareholders.
Steve Lundy, Chief Executive Officer of Venaxis, Inc.  noted “Venaxis, Strand LS and SGI determined that the transactions contemplated by the Master Agreement and other transaction agreements were not able to be completed timely, despite the parties’ respective best efforts, and the continued uncertainty was negatively impacting the efforts of the parties to advance their respective business plans.”  Mr. Lundy continued “Venaxis is evaluating the alternatives available to it in light of the termination of the Master Agreement and other transaction agreements, and expects to provide an update to its investors as soon as possible.”
Forward-Looking Statements
This press release includes “forward-looking statements” of Venaxis, Inc. (“Venaxis”) as defined by the Securities and Exchange Commission (“SEC”). All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Venaxis believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors Venaxis believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Venaxis. Investors are cautioned that any such statements are not guarantees of future performance. Actual results or developments may differ materially from those projected in the forward-looking statements as a result of many factors. Furthermore, Venaxis does not intend (and is not obligated) to update publicly any forward-looking statements.